Exhibit 99.1

NEWS

Sanmina appoints Jon Faust as Executive Vice President and Chief Financial Officer

San Jose, CA – December 5, 2023. Sanmina Corporation (“Sanmina” or the “Company”) (NASDAQ: SANM), a leading integrated manufacturing solutions company, announced today that Jon Faust has been appointed Executive Vice President and Chief Financial Officer, effective December 18, 2023. Kurt Adzema, who previously held this role, will remain with the Company in an advisory capacity until January 5, 2024.

Faust brings over 20 years of finance, accounting, controls, and operations experience in large, public, multinational companies. Faust previously served as Global Controller and Head of Finance Transformation & Corporate Services at HP Inc., which he joined in August 2021. He was Chief Financial Officer of Aruba, a Hewlett Packard Enterprise company, a provider of network solutions, from February 2020 to July 2021. Faust spent over 19 years at Hewlett Packard Enterprise (and its and HP’s predecessor company, Hewlett-Packard Company) in various leadership roles, including Senior Vice President and Chief Financial Officer – Hybrid IT, Senior Vice President – Worldwide Financial Planning & Analysis and Global Functions Finance, and Vice President and Chief Financial Officer – Technology & Operations.

“We are excited to have Jon join Sanmina. He is a highly accomplished leader with a proven track record of driving transformational business strategies and demonstrated expertise in leading large, multinational organizations. I am confident that his experience and strong financial acumen make him a great addition to our leadership team as we continue to execute our long-term growth strategy and maximize shareholder value," stated Jure Sola, Chairman and Chief Executive Officer.

“We thank Kurt for his contributions to the organization during his tenure and wish him well in his future endeavors.”

About Sanmina

Sanmina Corporation, a Fortune 500 company, is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the industrial, medical, defense and aerospace, automotive, communications networks and cloud infrastructure markets. Sanmina has facilities strategically located in key regions throughout the world. More information about the Company is available at www.sanmina.com.

Sanmina Contact

Paige Melching

SVP, Investor Communications

408-964-3610